Exhibit 10.18

February 10, 2015

Brian Biglin

Re:	Offer of Employment

Dear Brian:

We are pleased to offer you employment with loanDepot, LLC (“loanDepot”) on the following terms and conditions:

1.	Position. Chief Risk Officer (Enterprise and Product). You will report to Anthony Hsieh in this position.

2.	Start Date. April 20, 2015

3.	Annual Compensation. $425,000 annually paid semi-monthly.

4.	Signing Compensation. You will be eligible to receive signing compensation of $187,000 (less applicable taxes).

5.	Additional Compensation. You will be eligible to receive additional compensation from the annual Management Incentive Plan with a target of $325,000 (less applicable taxes). Your Incentive Plan can be achieved if established goals are met and the Company meeting its goals as approved by the Board and as per the Management Incentive Plan. Personal objectives and goals or other components of the incentive plan are to be discussed with Anthony Hsieh and all other loanDepot Management Incentive Plan criteria for payout will apply once approved.

6.	Equity. You are eligible to receive equity in loanDepot that would, if fully vested, entitle you to receive up to .75% of Class X Common Units. You will receive .50% at signing with a vesting of three years and an additional .25% on your one year anniversary with the company with a two year vesting. Acceleration of vesting will occur upon change of control or the company filing an IPO. All distributions to holders of LD Common Units following the meeting of certain participation thresholds and vesting requirements, which will be set forth fully in a unit grant agreement that you must sign as a condition of receiving such equity. The equity would not be publicly traded and would be subject to terms and conditions of the unit grant agreement.

7.	Relocation. The Company will pay you $100,000 (net) towards your relocation expenses at the time you accept the offer of employment.

8.	PTO. You will be eligible to receive PTO pursuant to the policies set forth in the Employee Handbook.

9.	Medical Insurance. You will be eligible to receive medical insurance the first of the month following 30 days from your start with loanDepot.

10.	401(k) Program. You will be eligible to participate in loanDepot’s 401(k) Program the first of the month following 30 days from your start date.

11.	Policies. You must abide by loanDepot’s policies and procedures, including all policies contained in loanDepot’s Employee Handbook, which you will find on the Company intranet.

12.	Background Investigation. This offer is contingent upon your satisfactory completion of a background investigation, which may include criminal history, credit history, employment verification and references, education verification, and Social Security number verification.

13.	Eligibility. This offer of employment is contingent upon you completing on the first day you report to work the “Employment Eligibility Verification” Form (I-9) along with proof of appropriate identification documents as listed in the enclosed “Lists of Acceptable Documents.” If you are unable to provide acceptable identification within the first three business days of your date of hire, loanDepot will be required by law to terminate your employment immediately.

14.	No Reliance. You acknowledge that you are not relocating your residence or resigning employment in reliance on any promise or representation by loanDepot regarding the kind, character, or existence of such work, or the length of time such work will last, or the compensation therefore.

15.	At Will. Your employment with loanDepot is at will, and either you or loanDepot may terminate the employment relationship at any time with or without notice for any reason. No loanDepot representative has the authority to modify the at will nature of your employment except for the CEO of loanDepot, and any such modification must be in writing signed by both you and the CEO of loanDepot.

16.	Modification. With mutual consent, loanDepot reserves the right to modify your position, duties, compensation, benefits, and/or other terms and conditions of employment at any time in its sole discretion, as allowed by law, except for the at will employment policy.

17.	Prior Verbal Agreements. This letter supersedes any prior verbal agreements or representations regarding your employment with loanDepot

18.	Offer. If this offer is not accepted in writing prior to your start, this offer will be automatically revoked at that time. You may send your acceptance of the terms of this offer to us by mail, email at khintgen@loanDepot.com or facsimile at 949.470.6694.

We are excited to have you join our team. If you have any questions, please feel free to contact me or Kristiina Hintgen directly at 949.470.6694.

Sincerely,

Anthony Hsieh
Chief Executive Officer

Acknowledged, Accepted and Agreed by:

	Date:	2-19-15
Signature

Brian Biglin
Printed Name – Brian Biglin